Contact:	Anthony Griffo Investor Relations Bradley Pharmaceuticals, Inc. 973-882-1505, ext. 313
For Immediate Release

BRADLEY PHARMACEUTICALS ANNOUNCES SECOND QUARTER 2003 SALES UP 75% AND EARNINGS UP 88%

Fairfield, NJ - July 31, 2003 - BRADLEY PHARMACEUTICALS, INC. (NYSE: BDY) today announced Net Sales for the Second Quarter 2003, ended June 30, totaled approximately $16.3 million, an increase of $7.0 million, or 75%, compared to the Net Sales of $9.4 million reached in the same period last year. Net Income for the Second Quarter reached $3.4 million, up $1.6 million, or 88%, with Earnings Per Diluted Share of $0.29, an increase of $0.13, compared to the same period in 2002. Rosula® Aqueous Gel and AnaMantle® HC, introduced in First Quarter 2003, continue their trend of strong growth, achieving sales of $1.6 million in Second Quarter 2003.

First Half 2003 Net Sales reached $31.3 million, an increase of $12.6 million, or 68%, over Net Sales for the First Half 2002. As a result of the Company’s strong First and Second Quarter performance, Net Income for the First Half 2003 reached $6.3 million, an increase of $2.7 million, or 78% over First Half 2002. Net Income Per Diluted Common Share for First Half 2003 has increased to $0.54, versus $0.31 for the same six-month period a year ago.

President and CEO Daniel Glassman, stated, “The Management Team is very pleased with the significant sales and profit growth of Bradley Pharmaceuticals over year-ago levels. Sales for the Second Quarter reflected a strong demand for Bradley’s brands, specifically the CARMOL® product line. Recently introduced ROSULA® Aqueous Gel acne and rosacea therapy and AnaMantle® HC hemorrhoid treatment have continued their positive trend of new prescription increases. As Bradley moves ahead in 2003, Management looks forward to continued growth fueled by rising new prescriptions and an expanded sales force.”

Bradley Pharmaceuticals (BDY) invites you to participate in the 2nd Qtr. 2003 Earnings conference call Thursday, July 31, 2003, at 10 AM (ET), Questions & Answers to follow. Please dial 1-888-573-3046 approximately 10 minutes prior to the start time of the call. Playback of the conference call will be available on Thursday after 4 PM (ET) for 24 hours, by calling 1-800-642-1687 and entering reservation number 1452430. This call also will be available online at www.bradpharm.com for 30 days.

Except for historical and factual information, this press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements that address activities, events or developments that Bradley expects, believes or anticipates will or may occur in the future, such as earnings estimates and predictions of future financial performance. All forward-looking statements are based on assumptions made by Bradley based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. These statements are subject to numerous risks and uncertainties, many of which are beyond Bradley’s control, including Bradley’s ability to maintain CARMOL® sales and bear the outcome of related pending litigation and the introduction of new and future competing products, effectively purchase or integrate new products into its portfolio or effectively react to other risks described from time to time in Bradley’s SEC filings. Further, Bradley cannot predict the impact on its business of any future approvals of generic or therapeutically equivalent versions of its products or of other competing products. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Bradley undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

BRADLEY PHARMACEUTICALS, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2003	2002	2003	2002

Net sales	$16,349,913	$ 9,355,657	$31,265,598	$18,648,983
Cost of sales	1,413,717	1,086,658	2,708,492	2,197,202

	14,936,196	8,268,999	28,557,106	16,451,781

Selling, general and
administrative expenses	9,090,448	5,106,127	17,824,025	10,265,865
Depreciation and amortization	305,085	281,930	587,810	556,152
Interest income	(98,765)	(80,481)	(211,809)	(184,070)
Interest expense	102,687	22,969	109,259	49,536

	9,399,455	5,330,545	18,309,285	10,687,483

Income before
income taxes	5,536,741	2,938,454	10,247,821	5,764,298

Income tax expense	2,160,000	1,146,000	3,997,000	2,248,000

Net income	$ 3,376,741	$ 1,792,454	$ 6,250,821	$ 3,516,298

Net income
per common share
Basic	$ 0.32	$ 0.17	$ 0.59	$ 0.34

Diluted	$ 0.29	$ 0.16	$ 0.54	$ 0.31

Weighted average number
of common shares
Basic	10,600,000	10,460,000	10,560,000	10,440,000

Diluted	11,860,000	11,430,000	11,660,000	11,500,000

BRADLEY PHARMACEUTICALS, INC. CONDENSED CONSOLIDATED BALANCE SHEET

	June 30, 2003	December 31, 2002
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$ 55,495,275	$ 20,820,725
Short-term investments	4,419,695	5,188,091
Accounts receivable - net	1,373,925	3,892,863
Inventories	2,522,121	2,165,727
Deferred tax asset	1,937,417	1,339,755
Prepaid expenses and other	1,320,119	804,563
Prepaid income taxes	-	315,558
Total current assets	67,068,552	34,527,282

Property and equipment - net	1,026,275	915,681
Intangible assets - net	5,646,441	6,059,143
Goodwill	289,328	289,328
Deferred tax asset	2,519,733	2,787,479
Deferred financing costs	1,863,864	127,291
Other assets	7,326	7,326
Total Assets	$ 78,421,519	$ 44,713,530

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Current liabilities:
Current maturities of long-term debt	$ 218,512	$ 224,510
Accounts payable	2,744,758	1,750,901
Accrued expenses	5,056,521	4,389,041
Income taxes payable	116,513	-

Total current liabilities	8,136,304	6,364,452

Long-term liabilities:
Long-term debt, less current maturities	66,503	155,362
Convertible senior subordinated notes due 2013	25,000,000	-

Stockholders' equity
Preferred stock, $.01 par value;
authorized, 2,000,000 shares; issued, none	-	-
Common stock, $.01 par value, authorized
26,400,000; issued 11,050,657 shares at
June 30, 2003, 10,836,018 shares at December 31, 2002	110,506	108,360
Common, Class B, $.01 par value, authorized
900,000 shares, issued and outstanding,
429,752 shares at June 30, 2003 and December 31, 2002	4,298	4,298
Additional paid-in capital	32,352,751	31,153,596
Retained earnings	14,819,883	8,569,062
Accumulated other comprehensive gain	203,016	98,323
Treasury stock, at cost (832,309 shares at
June 30, 2003, 793,195 shares at December 31, 2002)	(2,271,742)	(1,739,923)

	45,218,712	38,193,716

Total liabilities and stockholders' equity	$ 78,421,519	$ 44,713,530